Exhibit 1



                                               Buenos Aires, January 28, 2003


Messrs.
National Securities Commission
Buenos Aires Stock Exchange


         Re:  Compania de Alimentos Fargo S.A. Disclosure requirement.


Dear Sirs,

         The undersigned, having been appointed President of Compania de Alimentos Fargo S.A. (the "Company" or "Fargo"), hereby makes this presentation to inform that there has been transferred the indirect controlling stake in the Company by means of the transfer of 100% of the shares of the capital stock of our indirect controlling shareholder Global Foods Co. in favor of "fideicomiso Global Foods", an ordinary trust organized under the laws of the Republic of Panama (the "Controlling Trust"). Such transfer was made through CODAFA Global Investments, a company organized under the laws of the Cayman Islands, created with the sole purpose of receiving the above mentioned controlling state in Fargo from the company which was our former controlling shareholder. Global Foods Investments Co., and the transfer of such controlling stake to the Controlling Trust.

         Prior to the transfer of the corresponding controlling stake in the above mentioned former controlling shareholder. Global Fold Investments Co., appointed a new independent Board of Directors, as it was in due course informed to you by letter dated January 24, 2003, who will manage the operations of the Company from now on.

         The Controlling Trust has a 3-year term during which it will have the control of Fargo while the Board of Directors and management of the Company undertake a reorganization of the operations and outstanding debts of the Company that will enhance its operating and financial viability. Furthermore, the Controlling Trust has granted a call option with respect to all of the capital stock of Global Foods Co. in favor of Deutsche Bank Trust Company Americas that could be exercised at any time during the term of such Controlling Trust. The persons who hold the office of Directors of Fargo at the expiration of the mentioned 3-year term have been appointed as initial beneficiaries of the Controlling Trust.

         Yours faithfully.





                                  -----------------------------------------
                                               Herman Gestoso
                                                  President